AUTHORIZATION LETTER

May 6, 2008

Via EDGAR

Securities and Exchange Commission
100 F Street, NE
Washington, D.C.  20549
Attn:  Filing Desk

To Whom It May Concern:

By means of this letter, I authorize Kevin Hell, Dan Halvorson, David J. Richter, Johnny Chen, and Lee Milstein, and each of them individually, to sign on my behalf all forms required under
Section 16a of the Securities Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of DivX, Inc., a Delaware corporation (the Company). Any of these individuals is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto which I am required to file with the same effect as if I had signed it myself.

This authorization shall remain in effect until revoked in writing by me.

Yours truly,
/s/Christopher McGurk

cc:DivX, Inc